Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2014 AND FOURTH QUARTER

FINANCIAL RESULTS

Whippany, New Jersey – June 5, 2014 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2014 and fourth quarter financial results.

For fiscal 2014:

•

Net sales: record-high sales of $85.9 million versus $80.0 million for fiscal 2013, in spite of implementing a spare parts distribution change to improve customer service that resulted in a return of the prior distributor’s inventory and reduced sales by $1.5 million.  Sales grew primarily from international shipments of new equipment and in O&R and engineering.

•

Gross profit:  $31.1 million, or 36.2% of sales, versus $32.8 million, or 41.0% of sales, for fiscal 2013.  Profitability declined primarily due to a higher proportion of sales of new equipment to large OEM’s, some newly-developed products which have lower profitability, losses on billable engineering, and a greater proportion of U.S. government volume in overhaul & repair.

•

Net income:  $5.6 million, or $0.58 per diluted share, versus $4.1 million, or $0.43 per diluted share, last fiscal year.  A fiscal first quarter non-recurring environmental benefit of $0.8 million, or $0.08 per diluted share, was mostly offset by a $(0.7) million charge, or $(0.07) per diluted share, non-recurring fiscal fourth quarter cost for the spare parts distribution change.

•

Adjusted EBITDA, (as defined below in “Non-GAAP Financial Measures in this press release”): $10.8 million, versus $9.7 million in fiscal 2013.  The fiscal first quarter non-recurring pre-tax environmental benefit of $1.2 million was largely offset by the fiscal fourth quarter spare parts distribution pre-tax cost of $1.0 million.

•	Bookings: $90.3 million, versus $83.9 million in fiscal 2013.
•	Backlog at March 31, 2014 was $119.5 million compared with $115.1 million last fiscal year, and approximately $43 million is scheduled for shipment in fiscal 2015.
•	The book-to-bill ratio for fiscal 2014 was 1.1 versus 1.0 last fiscal year.

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – June 5, 2014 Fiscal 2014 Fourth Quarter and Full Year Earnings Release	Page 2 of 5

For the fiscal 2014 fourth quarter:

•

Net sales: $28.3 million versus $22.0 million for the fiscal 2013 fourth quarter.  The spare parts distribution change reduced sales by $1.5 million.  Sales grew primarily from international shipments of new equipment.

•

Gross profit:  $10.5 million, or 37.0% of sales, versus $8.8 million, or 40.3% of sales, for fiscal 2013.  Profitability was lower in spare parts from the distributor’s sales return and due to losses on billable engineering.

•

Net income: $2.8 million, or $0.29 per diluted share, versus $1.2 million, or $0.12 per diluted share, for the same period last year.  The non-recurring cost from the spare parts distribution change reduced net income by $(0.7) million, or $(0.07) per diluted share.

•	Adjusted EBITDA: $5.0 million versus $3.2 million in the fiscal 2013 fourth quarter. The non-recurring cost of the spare parts distribution change reduced EBITDA by $1.0 million.
•	Bookings: $19.7 million versus $17.4 million in the fiscal 2013 fourth quarter. The book-to-bill ratio for the fiscal 2014 fourth quarter was 0.7 versus 0.8 in the same period last year.

Brad Pedersen, President and Chief Executive Officer, said, "Our team achieved record sales in fiscal 2014.  Fiscal fourth quarter sales were 29% above last year’s fiscal fourth quarter due primarily to higher international volume of new equipment sales, and full-year sales were 7.5% above last year from international new product sales and also services sales.  This growth includes new equipment deliveries to Airbus which we began shipping in the fiscal third quarter.  Gross profit in dollars and as a percent of sales decreased despite higher sales volume due to a higher proportion of sales of new equipment sold to large OEM’s, some newly-developed products which have lower profitability, billable engineering losses, a greater proportion of U.S. government volume in overhaul & repair, and one-time costs to improve our spare parts distribution strategy.”

Mark Mishler, Chief Financial Officer, said, “We continued to control our SG&A costs during the year. Our SG&A was below last year after excluding the first quarter environmental benefit which enabled increased spending in marketing and customer service.  Our environmental strategy of accelerating our remediation timetable within our existing reserve has been successful because we reduced our environmental exposure by removing three sites from our liability during the year.   Our accounts receivable were $8.2 million higher than last year due to year-end shipment timing from a strong fiscal fourth quarter.  We expect to have significantly lower accounts receivable by our fiscal 2015 first quarter reporting.”

Mr. Pedersen continued, “In fiscal 2014, we improved in several areas.  Our engineering new product development progressed on several development projects, and we began shipping new equipment to Airbus.   Also, we implemented a new spare parts distribution strategy to improve customer service.  Our team plans to build on these achievements going forward.”

* * *

The Company will conduct a conference call at 10:00 AM EDT on Thursday, June 5, 2014 with the following numbers:  (866) 700-0133 or (617) 213-8831 and passcode 70412034.

* * *

We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

* * *

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 180 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation – June 5, 2014 Fiscal 2014 Fourth Quarter and Full Year Earnings Release	Page 3 of 5

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense).  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and twelve months ended March 31, 2014 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission ("SEC") filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – June 5, 2014 Fiscal 2014 Fourth Quarter and Full Year Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/14	3/31/13	3/31/14	3/31/13
Net sales	$28,273	$21,952	$85,933	$79,956
Cost of sales	17,799	13,109	54,802	47,143
Gross profit	10,474	8,843	31,131	32,813
Selling, general, and administrative expenses	4,141	4,301	13,880	15,246
Engineering expense	1,917	1,664	8,162	9,377
Operating income	4,416	2,878	9,089	8,190
Interest expense	8	18	49	227
Other expense-net	15	25	89	93
Income before income taxes	4,393	2,835	8,951	7,870
Provision for income taxes	1,578	1,679	3,310	3,794
Net income	$2,815	$1,156	$5,641	$4,076
Basic earnings per share:	$0.29	$0.12	$0.58	$0.43
Diluted earnings per share:	$0.29	$0.12	$0.58	$0.43
Weighted average basic shares	9,699,000	9,533,000	9,643,000	9,511,000
Weighted average diluted shares	9,829,000	9,605,000	9,757,000	9,573,000

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	3/31/14	3/31/13
Cash	$6,021	$6,688
Other current assets	49,576	42,008
Total current assets	55,597	48,696
Fixed assets – net	6,332	6,686
Other assets	17,864	18,031
Total assets	$79,793	$73,413
Current portion of long-term debt and short term borrowings	$-	$-
Other current liabilities	15,889	14,662
Total current liabilities	15,889	14,662
Long-term debt	-	-
Other non-current liabilities	13,420	15,679
Stockholders' equity	50,484	43,072
Total liabilities and stockholders' equity	$79,793	$73,413

Breeze-Eastern Corporation – June 5, 2014 Fiscal 2014 Fourth Quarter and Full Year Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	3/31/14	3/31/13	3/31/14	3/31/13
Net sales	$28,273	$21,952	$85,933	$79,956
Cost of sales	17,799	13,109	54,802	47,143
Gross profit	10,474	8,843	31,131	32,813
Selling, general and administrative expenses	4,141	4,301	13,880	15,246
Engineering expense	1,917	1,664	8,162	9,377
Operating income	4,416	2,878	9,089	8,190
Add back: Depreciation and amortization	570	362	1,699	1,475
Adjusted EBITDA	$4,986	$3,240	$10,788	$9,665
Net income	$2,815	$1,156	$5,641	$4,076
Provision for income taxes	1,578	1,679	3,310	3,794
Depreciation and amortization	570	362	1,699	1,475
Interest expense	8	18	49	227
Other expense-net	15	25	89	93
Adjusted EBITDA	$4,986	$3,240	$10,788	$9,665